Exhibit 10.4

Account Control Agreement

This Account Control Agreement (the “Agreement”) is made effective October [●], 2025 among Nocera, Inc., a Nevada corporation (the “Pledgor”), [•] , a Delaware limited liability company (in its capacity as collateral agent for the Buyers (as defined below) in such capacity, together with its successors and assigns in such capacity, the “Secured Party”), BitGo Prime LLC (“Delegate”), for the limited purpose as set forth in Section 12, and BitGo Trust Company, Inc. (the “Custodian”).

WHEREAS, pursuant to the Custodial Services Agreement between the Custodian and Pledgor dated as of October [●], 2025 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Custodian Agreement”), the Custodian acts as custodian for certain assets of Pledgor held in or credited to the custody account with account number [•] titled [•] (“Custodial Account”);

WHEREAS, Pledgor and Secured Party have entered into (i) that certain Securities Purchase Agreement, dated as of October [●], 2025 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Securities Purchase Agreement”), by and among Pledgor, the Secured Party, and the other investors party thereto from time to time (the “Buyers”), and (ii) that certain Security and Pledge Agreement, dated as of October [●], 2025, (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Security Agreement”, and together with the Securities Purchase Agreement, collectively, the “Financing Agreements”), by and among the Secured Party as collateral agent for the Buyers, Pledgor and the other debtors party thereto from time to time;

WHEREAS, pursuant to the Financing Agreements, Pledgor has pledged to, and granted security interests in the assets held in the Custodial Accounts to Secured Party (such assets, “Collateral”);

WHEREAS, Secured Party and Pledgor have requested Custodian to hold Collateral and to perform certain other functions as more fully described herein;

WHEREAS, Custodian has agreed to act on behalf of Secured Party and Pledgor in respect of Collateral delivered to Custodian by Pledgor for the benefit of Secured Party, subject to the terms hereof.

NOW, THEREFORE, in consideration of the mutual promises set forth herein, it is agreed as follows:

1.	Authorization. Secured Party and Pledgor each hereby authorizes Custodian to perform its duties as hereinafter set forth. Pledgor hereby authorizes Custodian to comply, and Custodian hereby agrees to comply, with all entitlement orders and all instructions directing disposition of Collateral, in each case, originated by Secured Party at any time in accordance with Section 3 of this Agreement with respect to the Custodial Accounts without further consent or direction from Pledgor or any other party. All such entitlement orders and instructions shall be delivered to Custodian in writing in accordance with this Agreement.

2.	Securities Intermediary. The Custodian maintains the Custodial Account solely in the Pledgor’s name. The parties agree that Custodian is a “securities intermediary” with respect to the Custodial Account and that for the purposes of the UCC, the Custodial Account shall be deemed to consist of a “securities account” (within the meaning of Article 8 of the UCC) with respect to all financial assets deposited in or credited therein. The parties agree that all property held in or credited to the Custodial Accounts from time to time shall be treated as financial assets within the meaning of Article 8 of the UCC. For purposes of this Section 2, “UCC” shall mean the Uniform Commercial Code as in effect from time to time in the state of South Dakota. The Secured Party and the Pledgor intend that the Secured Party has “control” over the Custodial Account and the “security entitlements” (within the meaning of Article 8 of the UCC) with respect to financial assets credited thereto for purposes of perfecting the security interest of the Secured Party in the Custodial Account and such security entitlements. The parties agree that the Custodian’s jurisdiction, as securities intermediary, with respect to the Custodial Account and for purposes of Article 8 of the UCC is the State of South Dakota.

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3.	Exclusive Control. Unless separately agreed to in writing by Secured Party, and until termination of this Agreement under Section 9(a) of this Agreement, Custodian shall not honor any orders or instructions of Pledgor with respect to the Custodial Accounts. Pledgor agrees that it will not be able to request or make debits or withdrawals from, or otherwise have access to, the Custodial Accounts or any Collateral. Pledgor hereby authorizes Custodian to comply with all entitlement orders and all instructions originated by Secured Party at any time with respect to the Custodial Accounts without further consent or direction from Pledgor or any other party. Custodian shall, without inquiry, comply with written instructions (including entitlement orders and other instructions) solely from Secured Party with respect to the Custodial Accounts and the Collateral held therein. Custodian will have no liability to Secured Party or Pledgor for complying with instructions (including entitlement orders) originated by Secured Party except for liability directly caused by the gross negligence or willful misconduct of Custodian or Delegate. Custodian will be fully protected in complying with any instructions, including entitlement orders, originated by Secured Party. Custodian shall have no right to suspend, restrict or otherwise terminate access to the Custodial Accounts except as otherwise expressly permitted in this Agreement or in the Custodian Agreement.

4.	[Reserved].

5.	Security Interest. Pledgor hereby grants to Custodian a security interest in and lien on the Collateral to secure (a) any advances (which, for the avoidance of doubt, Custodian may, but is not obligated, to make) that Custodian may from time to time make to, or for the benefit of, Pledgor for purposes of clearing or settling purchases or sales of assets in the Custodial Accounts and (b) any fees, charges, expenses, including, but not limited to, Account Expenses and Delegate Expenses, and other amounts not described in clause (a) above owed to Custodian and incurred in connection with the performance of its duties hereunder or pursuant to the Custodian Agreement and the maintenance and operation of the Custodial Accounts or any other accounts established or maintained by Custodian pursuant to the Custodian Agreement. The Custodian agrees that any security interest in or lien on, or right of set-off against any of the Collateral that Custodian may have now or in the future is hereby subordinated to the security interest in favor of Secured Party.

6.	Adverse Claims. Upon receipt of written notice of any lien, encumbrance or adverse claim against the Custodial Accounts or any portion of the Collateral carried therein, Custodian shall use reasonable efforts to notify Secured Party and Pledgor as promptly as practicable under the circumstances.

7.	Notices. Notices and any other communications required or permitted under this Agreement will be sent in writing to the addresses or e-mail addresses as set forth below:

Pledgor:

Nocera, Inc.
3F (Building B), No. 185, Sec. 1,

Datong Rd., Xizhi Dist.,

New Taipei City, Taiwan 221, ROC

Telephone: (886) 910-163-358

Attention: Hank Shih; Administration Department
E-Mail: hank.shih@nocera.net

Secured Party:

[•]

Attention:[•]

Email: [•]

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Custodian:

BitGo Trust Company, Inc.
[•]

Email: [•]

Delegate:

BitGo Prime LLC

2443 Ash Street,

Palo Alto, CA 94306

Phone: (650) 847-0009

E-mail: bitgoprime@bitgo.com

8.	Responsibility and Protection.

8.1          Custodian will not be liable to Pledgor or Secured Party for (i) complying with any instructions from Secured Party, (ii) determining the adequacy of the Collateral, (iii) making or verifying any calculations relating to any Collateral requirements, (iv) the effect of any insolvency proceeding of either of Secured Party or Pledgor, (v) the creation, attachment, perfection or priority of any security interest granted under or in connection with the Financing Agreements or (vi) the adequacy of any remedies of enforcement for the parties hereunder.

8.2          Custodian has no duty to investigate or verify (i) whether Secured Party is authorized under the Financing Agreements to give any instructions hereunder, (ii) whether Pledgor is authorized under the Financing Agreements to give any instructions hereunder, (iii) the validity of any notice, or the content thereof, provided pursuant to this Agreement or (iv) compliance with applicable law by Secured Party or Pledgor. Custodian shall have no duties or responsibilities whatsoever except such duties and responsibilities as are specifically set forth in this Agreement, and no covenant or obligation shall be implied against Custodian in connection with this Agreement. Custodian will have no fiduciary duties under this Agreement to any other party, whether as trustee, agent, bailee, or otherwise.

8.3          Pledgor hereby agrees to indemnify and hold harmless Custodian and its Delegate, and their officers, directors, trust officers, employees and agents (the “Indemnified Parties”) against all claims, damages, liabilities, losses and expenses as a result of any action or inaction of Custodian or Delegate, or arising out of Custodian’s or Delegate’s performance under this Agreement (including, for the avoidance of doubt, any such damages and liabilities which may be suffered or incurred by Custodian in acting pursuant to the entitlement orders or instructions issued solely by Secured Party or jointly by Secured Party and Pledgor), including reasonable and documented out-of-pocket fees and expenses of counsel, except if such claims, damages, liabilities, losses or expenses are directly caused solely by Custodian’s or its Delegate’s gross negligence or willful misconduct. This indemnity shall be a continuing obligation of Pledgor and its successors and assigns, notwithstanding the termination of this Agreement.

8.4          Secured Party agrees to indemnify the Indemnified Parties and hold the Indemnified Parties harmless from and against all claims, damages, liabilities, losses and expenses as a result of any action or inaction of Custodian or Delegate, or arising out of Custodian’s or Delegate’s performance under this Agreement (including, for the avoidance of doubt, any such damages and liabilities which may be suffered or incurred by Custodian in acting pursuant to the entitlement orders or instructions issued solely by Secured Party or jointly by Secured Party and Pledgor), including reasonable fees and expenses of counsel, in any case, (i) solely to the extent such obligations of indemnity are not satisfied by Pledgor within ten (10) days after demand on Pledgor by Custodian therefor, and (ii) excluding any such claims, damages, liabilities, losses or expenses directly caused solely by Custodian’s or its Delegate’s gross negligence or willful misconduct. This indemnity shall be a continuing obligation of Secured Party and its successors and assigns, notwithstanding the termination of this Agreement.

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8.5          The Custodian shall exercise reasonable care in carrying out its duties under this Agreement. In this Agreement, reasonable care shall mean the degree of care and diligence that could reasonably be expected of a professional custodian of digital assets operating in the United States. Each of Custodian and Delegate shall not be liable to the Secured Party, Pledgor or any other Person under this Agreement except to the extent of its gross negligence, willful misconduct or fraud in the performance of its duties and obligations under this Agreement.

8.6          Notwithstanding Section 8.5, in no event shall Custodian or Delegate, or their respective affiliates and service providers, or any of their respective officers, directors, agents, employees or representatives, be liable for any lost profits or any special, incidental, indirect, intangible, or consequential damages, whether based in contract, tort, negligence, strict liability, or otherwise, arising out of or in connection with this Agreement, even if Custodian or Delegate has been advised of or knew or should have known of the possibility of such damages.

9.	Termination; Survival. This Agreement shall terminate upon (a) Custodian’s receipt of written instructions from Secured Party expressly stating that Secured Party no longer claims any security interest in the Collateral, (b) transfer of all Collateral to Secured Party pursuant to instructions originated by Secured Party in accordance with Section 3 or (c) the election by Secured Party and Pledgor upon not less than thirty (30) days prior written notice of termination (or such shorter period as agreed to by Custodian) to the Custodian, provided that termination pursuant to (c) above shall not affect or terminate Secured Party’s security interest in the Collateral. Upon termination pursuant to (c) above, Custodian shall follow such reasonable joint written instructions of Secured Party and Pledgor concerning the transfer of Collateral. Except as otherwise provided herein, all obligations of the parties to each other hereunder shall cease upon termination of this Agreement.

10.	Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE INTERNAL LAWS OF, THE STATE OF SOUTH DAKOTA, WITHOUT REGARD TO THE CONFLICTS OF LAWS PRINCIPLES OF SUCH STATE, EXCEPT TO THE EXTENT GOVERNED BY FEDERAL LAW OF THE UNITED STATES OF AMERICA.

11.	Fees and Expenses.

11.1       The Pledgor shall pay all fees as set forth in Exhibit A and costs, charges, liabilities, losses and expenses incurred or otherwise relating to the Custodial Account and services provided by the Custodian and Delegate hereunder (collectively, the “Account Expenses”), and the Pledgor agrees to pay such Account Expenses to the Delegate on demand therefor. Pledgor shall reimburse Custodian for all reasonable documented costs associated with transfers of Collateral to Custodian and records kept in connection with this Agreement. Pledgor shall also reimburse Custodian for reasonable documented out-of-pocket expenses which are a normal incident of the services provided hereunder.

12.	Delegate.

12.1       Secured Party and Pledgor hereby agree that Custodian is authorized to use agents, subcontractors, consults or affiliates, including but not limited to, BitGo Prime LLC (the “Delegate”) to provide or assist it with any part of the services described herein or in the discharge or any of its obligations or duties herein. Specifically, it is understood and agreed that the Delegate is able to provide the services as set forth in this Section 12.

12.2	API Access.

12.2.1	Delegate will make available to Pledgor and Secured Party, through an application programming interface, near real time, read-only information with respect to the Custodial Account, including the amount of Collateral in the Custodial Account and information with respect to deposits and withdrawals (“API”). Pledgor hereby authorizes and consents to Delegate providing such API and the API Information (as defined below) to the Secured Party with respect to the Custodial Account.

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12.2.2	By accessing the API, Pledgor and Secured Party agree that: (a) The API is being provided on an “as is” basis for its internal use only and only by users that are authorized by Pledgor or Secured Party (“Authorized Individuals”) shall access the API; (b) each of Pledgor and Secured Party shall, and shall cause each Authorized Individual to, access the API exclusively through a secure point including, but not limited to graphical or programmatic interfaces, whether accessed via the Internet, a private connection or any other technological means, using unique login credentials assigned to each Authorized Individual; (c) each of Secured Party and Pledgor assumes all risk and bears sole responsibility for establishing access to the API; (d) All information provided via the API (the “API Information”) is and shall remain the sole and exclusive property of Delegate; (e) each of Pledgor and Secured Party shall have no right to use the API Information except as expressly permitted by the Agreement; (f) distribution of API Information is expressly prohibited; (g) Delegate may deny Secured Party’s or Pledgor’s access to the API at any time and without notice, for any reason including, but not limited to Delegate’s belief that such access is in violation of this Agreement; (h) each of Pledgor and Secured Party shall be responsible for all acts or omissions of any person utilizing the API through its access; (i) Delegate has no responsibility for transmissions that are inaccurate or not received by Delegate; and (j) Delegate makes no warranty, express or implied, concerning the API or with respect to any data or information made available through the API and Delegate expressly disclaims any implied warranties of merchantability or fitness for a particular purpose, including any warranty for the use of the API with respect to its correctness, quality, accuracy, completeness, reliability, performance, timeliness, continued availability or otherwise. Each of Secured Party’s and Pledgor’s use of the API is solely at its own risk. Neither Delegate nor any of its affiliates, officers, employees, or agents shall be liable to Pledgor or Secured Party for any loss, cost, damage, or other injury or third-party claim, whether in contract or tort, arising out of or caused in whole or in part by Pledgor’s or Secured Party’s use of the API or the API Information.

12.3       Following any request from Secured Party to withdraw Collateral from the Custodial Account (“Withdrawal”) and following verification that the Withdrawal is a valid instruction in accordance with the Custodian’s internal procedures (“Withdrawal Validation”), Delegate shall so inform the Custodian and Custodian shall use commercially reasonable efforts to ensure that the Withdrawal is processed within 24 hours following Withdrawal Validation if the Withdrawal is delivered on a Business Day within Business Hours, subject to delays caused by interruption, errors, or unavailability of any electronic system, software, or network or caused by the withdrawal address or account not being previously whitelisted. “Business Day” means any day other than a Saturday or Sunday on which commercial banks are open for business in New York City, United States. “Business Hours” means between the hours of 9am ET to 5pm ET time on a Business Day.

12.4       Following termination of this Agreement pursuant to Section 9(a), Pledgor shall have sole and exclusive access and control of the Custodian Account and all assets credited thereto or held therein and neither Delegate nor Custodian shall thereafter comply with any instructions or entitlement orders of Secured Party with respect to the Custodian Account or any assets credited thereto or held therein Delegate. Following termination of this Agreement pursuant to Section 9(c) and receipt of joint written instructions from Secured Party and Pledgor, Delegate shall instruct Custodian to transfer Collateral pursuant to such instructions within one (1) Business Day following receipt of such instructions, subject to delays caused by interruption, errors, or unavailability of any electronic system, software, or network.

12.5       [Reserved].

12.6       [Reserved].

12.7       Pledgor shall pay all fees, costs, charges, liabilities, losses and expenses incurred or otherwise relating to the services provided by the Delegate (collectively, the “Delegate Expenses”), and the Pledgor agrees to pay such Delegate Expenses.

13.	Amendments. No amendment of, or waiver of a right under, this Agreement will be binding unless it is in writing and signed by the party to be charged.

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14.	Severability. To the extent a provision of this Agreement is unenforceable, this Agreement will be construed as if the unenforceable provision were omitted.

15.	Successors and Assigns. This Agreement shall extend to and shall be binding upon the parties hereto, and their respective successors and assigns; provided, however, that this Agreement shall not be assignable by any party without the written consent of the other parties.

16.	Force Majeure. Each of Custodian and Delegate shall not be responsible or liable for any failure or delay in the performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control, including without limitation, acts of God, earthquakes, fires, floods, wars, acts of terrorism, civil or military disturbances, sabotage, epidemics, riots, loss or malfunctions of utilities, computer (hardware or software) or regulatory actions. Custodian and Delegate shall use reasonable efforts to resume performance as promptly as practicable under the circumstances.

17.	Arbitration. THE PARTIES AGREE THAT ALL CONTROVERSIES ARISING OUT OF OR RELATING TO THIS AGREEMENT (“DISPUTES”), WHETHER ARISING PRIOR, ON, OR SUBSEQUENT TO THE EFFECTIVE DATE, SHALL BE ARBITRATED AS FOLLOWS: The Parties irrevocably agree to submit all Disputes between them to binding arbitration conducted under the Commercial Dispute Resolution Procedures of the American Arbitration Association (the “AAA”), including the Optional Procedures for Large Complex Commercial Disputes. The place and location of the arbitration shall be in the applicable jurisdiction (i.e., Sioux Falls, South Dakota). All arbitration proceedings shall be closed to the public and confidential and all related records shall be permanently sealed, except as necessary to obtain court confirmation of the arbitration award. The arbitration shall be conducted before a single arbitrator selected jointly by the parties. The arbitrator shall be a retired judge with experience in custodial and trust matters under South Dakota law. If the parties are unable to agree upon an arbitrator, then the AAA shall choose the arbitrator. The language to be used in the arbitral proceedings shall be English. The arbitrator shall be bound to the strict interpretation and observation of the terms of this Agreement and shall be specifically empowered to grant injunctions and/or specific performance and to allocate between the parties the costs of arbitration, as well as reasonable attorneys’ fees and costs, in such equitable manner as the arbitrator may determine. Judgment upon the award so rendered may be entered in any court having jurisdiction or application may be made to such court for judicial acceptance of any award and an order of enforcement, as the case may be. In no event shall a demand for arbitration be made after the date when institution of a legal or equitable proceeding based upon such claim, dispute or other matter in question would be barred by the applicable statute of limitations. Notwithstanding the foregoing, either party shall have the right, without waiving any right or remedy available to such party under this Agreement or otherwise, to seek and obtain from any court of competent jurisdiction any interim or provisional relief that is necessary or desirable to protect the rights or property of such party, pending the selection of the arbitrator hereunder or pending the arbitrator’s determination of any dispute, controversy or claim hereunder.

18.	Cumulative Rights; No Waiver. Each and every right granted to Custodian and Delegate hereunder or under any other document delivered hereunder or in connection herewith, or allowed it by law or equity, shall be cumulative and may be exercised from time to time. No failure on the part of Custodian or Delegate to exercise, and no delay in exercising, any right will operate as a waiver thereof, nor will any single or partial exercise by Custodian or Delegate of any right preclude any other future exercise thereof or the exercise of any other right.

19.	No Collection Obligations. Custodian shall be under no obligation to take action to collect any amount payable on Collateral in default, or if payment is refused after due demand and presentment.

20.	Collateral. Without limiting the generality of the foregoing, each of Custodian and Delegate shall be under no obligation to inquire into, and shall not be liable for, any losses incurred by Pledgor, Secured Party or any other person as a result of the receipt or acceptance of fraudulent, forged or invalid Collateral, or Collateral which otherwise is not freely transferable or deliverable without encumbrance in any relevant market. Neither Delegate nor Custodian is at any time under any duty to monitor the value of any Collateral in the Custodial Accounts or whether the Collateral is of a type required to be held in the Custodial Accounts, or to supervise the investment of, or to advise or make any recommendation for the purchase, sale, retention or disposition of any Collateral.

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21.	Staking. To the extent that any Collateral in the Custodial Account is staked, all time periods under this Agreement with respect to delivery or transfer of any such Collateral shall automatically be extended to include any unbonding period, restrictions, or other delays that result from staking or unstaking. The parties acknowledge and agree that staking (where available) is governed by https://www.bitgo.com/legal/staking-and-delegation-services-terms.

22.	Entire Agreement. This Agreement is the entire agreement and supersedes and prior account control agreements and contemporaneous oral agreements of the parties concerning its subject matter. In the event of any conflict between this Agreement and any Custodian Agreement, the terms and provisions of this Agreement shall supersede and control as to the Custodial Accounts, the Collateral maintained therein, and the services provided hereunder.

23.	Counterparts. This Agreement may be executed in any number of counterparts, all of which shall constitute one and the same agreement and any party hereto may execute this Agreement by signing and delivering one or more counterparts. Delivery of an executed counterpart of a signature page to this Agreement by portable document format (PDF) via email transmission shall, in either case, be effective as delivery of an original executed counterpart of this Agreement.

24.	Protected Contract. The parties hereto further agree and acknowledge that (A) the Financing Agreement is intended to be (i) a “securities contract,” as such term is defined in Section 741(7) of the Bankruptcy Code, with respect to which each payment and delivery thereunder or in connection therewith is a “termination value,” “payment amount” or “other transfer obligation” within the meaning of Section 362 of the Bankruptcy Code and a “settlement payment,” within the meaning of Section 546 of the Bankruptcy Code, (ii) a “swap agreement,” as such term is defined in Section 101(53B) of the Bankruptcy Code, with respect to which each payment and delivery thereunder or in connection therewith is a “termination value,” “payment amount” or “other transfer obligation” within the meaning of Section 362 of the Bankruptcy Code and a “transfer,” as such term is defined in Section 101(54) of the Bankruptcy Code and a “payment or other transfer of property” within the meaning of Sections 362 and 546 of the Bankruptcy Code and constitute “settlement payments” within the meaning of Section 741 of the Bankruptcy Code and (iii) a “master netting agreement” as defined in the Bankruptcy Code, and (B) Secured Party is entitled to the protections afforded by, among other sections, Sections 362(b)(6), 362(b)(17), 362(b)(27), 362(o), 546(e), 546(g), 546(j), 548(d)(2), 555, 560 and 561 of the Bankruptcy Code.

[Signatures appear on following page]

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The parties hereto have caused this Agreement to be duly executed by their respective officers thereunto duly authorized as of the day and year first above written.

NOCERA, INC., as Pledgor

By _____________________________________

Name:

Title:

By _____________________________________

Name:

Title:

BITGO PRIME LLC, as Delegate

By _____________________________________

Name:

Title:

BITGO TRUST COMPANY, INC., as Custodian

By _____________________________________

Name:

Title:

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Exhibit A

The parties hereto agree that the fees associated with the Services as set forth in this Agreement and the Custodian Agreement shall be as set forth below.

1.	Collateral Management Fee. The Pledgor shall pay a fee to the Delegate equal to 2 basis points of the U.S. monthly digital assets held in wallets in the Custodial Account (“AUC”) based on a per cryptocurrency basis.

For the purpose of calculating fees please consult: https://www.bitgo.com/resources/price-feeds for current information on how BitGo computes USD value of digital currencies.

2.	Payment. Pledgor shall pay such fees and any expenses to Delegate within 10 days after the date of Delegate sending an invoice to Pledgor. Invoices may be provided by electronic delivery. Payments shall be made to Delegate in U.S. Dollars or Bitcoin. All late payments shall bear interest accruing from the original payment due date through the date that such amounts are paid at the lower interest rate of (A) 1.0% per month and (B) the highest interest rate allowed by applicable law. Notwithstanding the foregoing, failure to pay fees or expenses by Pledgor 30 days after the date of Delegate’s invoice shall constitute a material breach of the Agreement. Pledgor agrees that, without limitation of Delegates or Custodian’s other rights and remedies, Delegate shall have the right and authority, subject to the terms of this Agreement, to direct Custodian to liquidate digital assets in the Custodial Account to cover any unpaid fees and expenses and Custodian shall have the right and authority, in its discretion, to liquidate digital assets in the Custodial Account to cover any unpaid fees and expenses at the direction of Delegate.

3.	Tax ID. If a correct taxpayer number is not provided to Custodian or Delegate, Pledgor understands and agrees that Pledgor may be subject to backup withholding tax at the appropriate rate on any interest and gross proceeds paid to the account for the benefit of Pledgor. Backup withholding taxes are sent to the appropriate taxing authority and cannot be refunded.

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